Exhibit 5(v) under Form N-1A
                                               Exhibit 10 under Item 601-Reg S/K

                           VISION GROUP OF FUNDS, INC.

                          INVESTMENT ADVISORY CONTRACT


        This Contract is made this 1st day of September 1998, between MANUFACTURERS AND TRADERS TRUST COMPANY ("M&T Bank"), a New York state bank and trust company, having its principal place of business in Buffalo, New York (the "Adviser"), and VISION GROUP OF FUNDS, INC., a Maryland corporation having its principal place of business at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7010 (the "Corporation").

        WHEREAS the Corporation is an open-end management investment company as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act") , and is registered as such with the Securities and Exchange Commission; and

        WHEREAS Adviser is engaged in the business of rendering investment advisory and management services.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. The Corporation hereby appoints Adviser as Investment Adviser for each of the portfolios ("Funds") of the Corporation which executes an exhibit to this Contract, and Adviser accepts the appointments. Subject to the direction of the Directors of the Corporation, Adviser shall provide investment research and supervision of the investments of the Funds and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund's assets.

        2. Adviser, in its supervision of the investments of each of the Funds will be guided by each of the Fund's investment objective and policies and the provisions and restrictions contained in the Articles of Incorporation and By-Laws of the Corporation and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

        3. Each Fund shall pay or cause to be paid all of its own expenses and its allocable share of Corporation expenses, including, without limitation, the expenses of organizing the Corporation and continuing its existence; fees and expenses of Directors and officers of the Corporation; fees for investment advisory services and administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the 1940 Act, and any amendments thereto; expenses of registering and qualifying the Corporation, the Funds, and Shares of the Funds under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Directors and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Corporation and the Funds. Each Fund will also pay its allocable share of such extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Corporation to indemnify its officers and Directors and agents with respect thereto.

        4. Each of the Funds shall pay to Adviser, for all services rendered to each Fund by Adviser hereunder, the fees set forth in the exhibits attached hereto.

        5. The net asset value of each Fund's Shares as used herein will be calculated to the nearest 1/10th of one cent.

        6. The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of one or more of the Funds) to the extent that any Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

        7. This Contract shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on an exhibit (and any subsequent Funds added pursuant to an exhibit during the initial term of this Contract) for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Contract or interested persons of any such party cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund. If a Fund is added after the first approval by the Directors as described above, this Contract will be effective as to that Fund upon execution of the applicable exhibit and will continue in effect until the next annual approval of this Contract by the Directors and thereafter for successive periods of one year, subject to approval as described above.

        8. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Directors of the Corporation or by a vote of the shareholders of that Fund on sixty (60) days' written notice to Adviser.

        9. This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation, or corporations (including a sub-adviser) at its own cost and expense as it shall determine in order to assist it in carrying out this Contract, subject to any approval required under the 1940 Act. Notwithstanding the foregoing, the Adviser shall be liable to the Corporation for the acts and omissions of any sub-investment adviser to the extent that such sub-investment adviser is liable to the Adviser for such acts or omissions under any sub-advisory agreement.

        10. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of Adviser, Adviser shall not be liable to the Corporation or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.

        11. This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Contract or interested persons of any such party to this Contract (other than as Directors of the Corporation) cast in person at a meeting called for that purpose, and, to the extent required by the 1940 Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund.

        12. The Adviser acknowledges that all sales literature for investment companies (such as the Corporation) are subject to strict regulatory oversight. The Adviser agrees to submit any proposed sales literature for the Corporation (or any Fund) or for itself or its affiliates which mentions the Corporation (or any Fund) to the Corporation's distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Adviser to produce sales literature for the Corporation (or any Fund). The Corporation agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise Adviser of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Corporation.

        13. The parties hereto acknowledge that M&T Bank, has reserved the right to grant the non-exclusive use of the name "Vision" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor or other business enterprise, and to withdraw from the Corporation and one or more of the Funds the use of the name "Vision". The parties also acknowledge that the investment management services furnished by the Adviser are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others whether or not for compensation so long as its services under this Agreement are not impaired thereby.

        14. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

        15. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.

        16. In compliance with the requirements of the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Corporation are the property of the Corporation and further agrees to surrender promptly to the Corporation any of such records upon the Corporation's request. The Adviser further agrees to preserve for the periods prescribed by the 1940 Act the records required to be maintained under the 1940 Act.


                     MANUFACTURERS AND TRADERS TRUST COMPANY



                                 By:/s/ Anthony M. Alessi

                             Name: Anthony M. Alessi
                         Title: Assistant Vice President




                           VISION GROUP OF FUNDS, INC.



                                       By:/s/ Beth S. Broderick

                             Name: Beth S. Broderick
                                        Title:  Vice President

                                    EXHIBIT A
                                     to the
                          Investment Advisory Contract

                   Vision New York Tax-Free Money Market Fund

        For all services rendered by Adviser hereunder, the above-named Fund(s) of the Corporation shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .50 of 1% of the average daily net assets of the Fund(s).

     The portion of the fee based upon the average daily net assets of the Fund(s) shall be accrued at the rate of 1/365th of .50 of 1% applied to the daily net assets of the Fund(s).

        The advisory fee so accrued shall be accrued daily and paid to the Adviser monthly.

        Witness the due execution hereof this 1st day of September, 1998.



                     MANUFACTURERS AND TRADERS TRUST COMPANY



                              By:/s/ Anthony M. Alessi

                             Name: Anthony M. Alessi
                         Title: Assistant Vice President




                           VISION GROUP OF FUNDS, INC.



                               By:/s/ Beth S. Broderick

                             Name: Beth S. Broderick
                                 Title:  Vice President